Issuer Free Writing Prospectus dated June 2, 2008

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to Registration Statement No. 333-132631

Far East Energy Corporation (the “Company”) has filed a registration statement (Registration No. 333-132631, including a base prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the base prospectus if you request it by calling (832) 598-0470.

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT (“Agreement”) is made and entered into as of the Subscription Date by and between Far East Energy Corporation, a Nevada corporation (“Company”), and the individual or entity whose name appears on the last page of this Agreement (“Purchaser”).

Preliminary Statement

The Purchaser desires to purchase and the Company desires to offer and sell to the Purchaser 4,000,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”).

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

SALE OF SHARES

The Purchaser will purchase from the Company the number of shares of Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (such shares, the “Shares”) at a price of U.S. $0.50 per Share in cash (the total price paid for such Shares, the “Total Purchase Price”) and a warrant (“Warrant”) to purchase the number of shares of the Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (the “Warrant Shares”). In consideration therefor the Company agrees to issue to the Purchaser a stock certificate for the Shares and a Warrant to purchase the Warrant Shares upon the receipt of funds in the amount of the Total Purchase Price. The Purchaser understands that the Company is under no obligation to sell any Shares to the Purchaser unless the Company accepts and signs this Agreement.

ARTICLE 2

CLOSING; DELIVERY

2.1 Closing. The closing (“Closing”) of the purchase and sale of the Shares to the Purchaser hereunder shall be held on the date upon which the Company accepts and signs this Agreement (such date, the “Subscription Date”), or at such other time and place as the Company and the Purchaser mutually agree upon.

2.2 Delivery. At the Closing, the Purchaser shall pay the Company the Total Purchase Price in immediately available funds to the following:

Bank:	JPMorgan Chase Bank 712 Main Street Houston, TX 77002

ABA #:	021000021

Account #:	00113425681

SWIFT Code:	CHASUS33

Name:	Far East Energy Corporation 363 N Sam Houston Pkwy E Suite 380 Houston, TX 77060

Reference:	[Include your name/company name and date as reference]

As soon as reasonably practicable after the Subscription Date, the Company shall, upon the receipt of funds in the amount of the Total Purchase Price, deliver or cause the delivery to each Purchaser of a stock certificate representing the number of Shares purchased by such Purchaser and a Warrant to purchase the Warrant Shares.

ARTICLE 3

REPRESENTATIONS OF PURCHASER

3.1 Status as “Accredited Investor”. The Purchase represents and warrants that the Purchaser is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE 4

MISCELLANEOUS

4.1 Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

4.2 Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law provisions.

4.3 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is signed and fully executed on the date indicated below.

U.S. $2,000,000 Amount of Investment (U.S. $0.50 per Share)	Persistency

	By:	/s/ Andrew Morris
4,000,000	Name:	Andrew Morris
(Number of Shares)	Title:	Authorized Signatory

1,400,000 (Number of Warrant Shares)

	Address:	c/o Persistency Capital LLC
1270 Avenue of the Americas, Suite 2100
New York, NY 10020

Facsimile No:	646-619-4642

E-mail Address:	investments@persistencycapital.com

This Agreement is hereby confirmed and accepted by the Company as of May 30, 2008.

FAR EAST ENERGY CORPORATION

By:	/s/ Randall D. Keys

Name:	Randall D. Keys

Title:	Chief Financial Officer

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT (“Agreement”) is made and entered into as of the Subscription Date by and between Far East Energy Corporation, a Nevada corporation (“Company”), and the individual or entity whose name appears on the last page of this Agreement (“Purchaser”).

Preliminary Statement

The Purchaser desires to purchase and the Company desires to offer and sell to the Purchaser 150,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”).

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

SALE OF SHARES

The Purchaser will purchase from the Company the number of shares of Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (such shares, the “Shares”) at a price of U.S. $0.50 per Share in cash (the total price paid for such Shares, the “Total Purchase Price”) and a warrant (“Warrant”) to purchase the number of shares of the Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (the “Warrant Shares”). In consideration therefor the Company agrees to issue to the Purchaser a stock certificate for the Shares and a Warrant to purchase the Warrant Shares upon the receipt of funds in the amount of the Total Purchase Price. The Purchaser understands that the Company is under no obligation to sell any Shares to the Purchaser unless the Company accepts and signs this Agreement.

ARTICLE 2

CLOSING; DELIVERY

2.1 Closing. The closing (“Closing”) of the purchase and sale of the Shares to the Purchaser hereunder shall be held on the date upon which the Company accepts and signs this Agreement (such date, the “Subscription Date”), or at such other time and place as the Company and the Purchaser mutually agree upon.

2.2 Delivery. At the Closing, the Purchaser shall pay the Company the Total Purchase Price in immediately available funds to the following:

Bank:	JPMorgan Chase Bank 712 Main Street Houston, TX 77002

ABA #:	021000021

Account #:	00113425681

SWIFT Code:	CHASUS33

Name:	Far East Energy Corporation 363 N Sam Houston Pkwy E Suite 380 Houston, TX 77060

Reference:	[Include your name/company name and date as reference]

As soon as reasonably practicable after the Subscription Date, the Company shall, upon the receipt of funds in the amount of the Total Purchase Price, deliver or cause the delivery to each Purchaser of a stock certificate representing the number of Shares purchased by such Purchaser and a Warrant to purchase the Warrant Shares.

ARTICLE 3

REPRESENTATIONS OF PURCHASER

3.1 Status as “Accredited Investor”. The Purchase represents and warrants that the Purchaser is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE 4

MISCELLANEOUS

4.1 Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

4.2 Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law provisions.

4.3 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is signed and fully executed on the date indicated below.

U.S. $75,000 Amount of Investment (U.S. $0.50 per Share)

	By:	/s/ Andrew Morris
150,000	Name:	Andrew Morris
(Number of Shares)

52,500 (Number of Warrant Shares)

	Address:	Persistency Capital LLC
1270 Avenue of the Americas,
Suite 2100
New York, NY 10020

Facsimile No:	646-619-4642

E-mail Address:	amorris@persistencycapital.com

This Agreement is hereby confirmed and accepted by the Company as of May 30, 2008.

FAR EAST ENERGY CORPORATION

By:	/s/ Randall D. Keys

Name:	Randall D. Keys

Title:	Chief Financial Officer

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT (“Agreement”) is made and entered into as of the Subscription Date by and between Far East Energy Corporation, a Nevada corporation (“Company”), and the individual or entity whose name appears on the last page of this Agreement (“Purchaser”).

Preliminary Statement

The Purchaser desires to purchase and the Company desires to offer and sell to the Purchaser 150,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”).

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

SALE OF SHARES

The Purchaser will purchase from the Company the number of shares of Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (such shares, the “Shares”) at a price of U.S. $0.50 per Share in cash (the total price paid for such Shares, the “Total Purchase Price”) and a warrant (“Warrant”) to purchase the number of shares of the Company Common Stock set forth opposite the Purchaser’s signature on the last page of this Agreement (the “Warrant Shares”). In consideration therefor the Company agrees to issue to the Purchaser a stock certificate for the Shares and a Warrant to purchase the Warrant Shares upon the receipt of funds in the amount of the Total Purchase Price. The Purchaser understands that the Company is under no obligation to sell any Shares to the Purchaser unless the Company accepts and signs this Agreement.

ARTICLE 2

CLOSING; DELIVERY

2.1 Closing. The closing (“Closing”) of the purchase and sale of the Shares to the Purchaser hereunder shall be held on the date upon which the Company accepts and signs this Agreement (such date, the “Subscription Date”), or at such other time and place as the Company and the Purchaser mutually agree upon.

2.2 Delivery. At the Closing, the Purchaser shall pay the Company the Total Purchase Price in immediately available funds to the following:

Bank:	JPMorgan Chase Bank 712 Main Street Houston, TX 77002

ABA #:	021000021

Account #:	00113425681

SWIFT Code:	CHASUS33

Name:	Far East Energy Corporation 363 N Sam Houston Pkwy E Suite 380 Houston, TX 77060

Reference:	[Include your name/company name and date as reference]

As soon as reasonably practicable after the Subscription Date, the Company shall, upon the receipt of funds in the amount of the Total Purchase Price, deliver or cause the delivery to each Purchaser of a stock certificate representing the number of Shares purchased by such Purchaser and a Warrant to purchase the Warrant Shares.

ARTICLE 3

REPRESENTATIONS OF PURCHASER

3.1 Status as “Accredited Investor”. The Purchase represents and warrants that the Purchaser is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE 4

MISCELLANEOUS

4.1 Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

4.2 Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law provisions.

4.3 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is signed and fully executed on the date indicated below.

U.S. $75,000

Amount of Investment

(U.S. $0.50 per Share)

By:	/s/ Keith Koeferl

Name:	Keith Koeferl

150,000

(Number of Shares)

52,500

(Number of Warrant Shares)

Address:	Persistency Capital LLC
1270 Avenue of the Americas,
Suite 2100
New York, NY 10020

Facsimile No: 646-619-4642

E-mail Address: kkoeferl@persistencycapital.com

This Agreement is hereby confirmed and accepted by the Company as of May 30, 2008.

FAR EAST ENERGY CORPORATION

By:	/s/ Randall D. Keys

Name:	Randall D. Keys

Title:	Chief Financial Officer

FAR EAST ENERGY CORPORATION

Term Sheet for Equity Investment

1.	Company:	Far East Energy Corporation (FEEC or the Company)

2.	Securities:	Newly issued common shares and warrants of the Company, all to be issued pursuant to existing and effective Shelf Registration Statement

3.	Commitment:	US $ Million

4.	Price per Share:	US $0.50 per common share

5.	Total Shares:	common shares

6.	Warrants:

Investor will receive warrants to purchase FEEC common shares equal to 35% of the total common shares purchased in the transaction. The warrants will have an exercise period of 5 years.

Warrants will be subject to normal price adjustment provisions.

7.	Warrant Exercise Price:	$1.00 per common share

8.	Exercise or Relinquishment of Warrants:	At any time after the one year anniversary of the Closing Date, if the common stock of the Company trades for 15 consecutive trading days at a price equal to or exceeding $2.00 per share, the Company may require the Investor, by serving written notice, to either exercise all warrants outstanding at that time, or such warrants shall expire.

9.	Closing Date:	Target Closing Date of Friday, May 30, 2008, or such other date as is administratively practical